Exhibit 99.2
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                                                         [VULCAN MATERIALS LOGO]

                                                                October 12, 2004
                                                           FOR IMMEDIATE RELEASE
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                                    Investor Contact: Mark Warren (205) 298-3220
                                  Media Contact:  David Donaldson (205) 298-3220

                        VULCAN TO SELL CHEMICALS BUSINESS

                Birmingham, Alabama - Vulcan Materials Company (NYSE: VMC) announced today that it has reached an agreement to sell the assets of its chemicals business, known as Vulcan Chemicals, to Basic Chemical Company, LLC, a subsidiary of Occidental Chemical Corporation. The consideration to be received by Vulcan for the business consists of cash, contingent future payments under two earnouts, and the assumption of certain liabilities by the purchaser. The assets of Vulcan Chemicals consist of chloralkali plants in Wichita, Kansas, Geismar, Louisiana and Port Edwards, Wisconsin. The sale also includes the assets of Vulcan Chemicals' joint venture located in Geismar.

                "Our focus is strategic growth in aggregates and related businesses," said Vulcan's Chairman and Chief Executive Officer Donald M. James. "Although the chloralkali business has been a valuable asset historically, exiting Chemicals will allow us to devote all of our resources to our construction materials business. Operating improvements in our chemical plants over the past several quarters, combined with strong current and projected demand for our products, have improved the outlook for the business. The two earnouts will enable us to participate in the improving chloralkali pricing and the promising future we see for our new HCC-240fa product.

                "Our Chemicals Division employees are dedicated and experienced people. They do a great job for us and we believe they will do a great job for Occidental. We believe our chemicals business is more strategic at a company where the focus is on chemicals."

                The transaction, which has been structured as a purchase of assets, involves an initial cash payment to Vulcan, contingent future payments, and the transfer of certain liabilities to the purchaser. Cash received at closing is estimated to be $214 million, subject to adjustment for changes in the net working capital of the business. The initial payment will result in net cash proceeds to Vulcan of approximately $155 million, after taxes, transaction costs and the cost of acquiring the remainder of the joint venture. In addition to the cash purchase price, Vulcan will also be entitled to receive cash payments under two separate earnouts, subject to certain conditions. The first earnout is based on ECU (electrochemical unit) and natural gas prices during the five-year period following the closing. Payments under the second earnout will be determined by the performance of Vulcan's hydrochlorocarbon product HCC-240fa, through 2012. Based on the current outlook for ECU values, natural gas prices and marketplace performance of HCC-240fa, Vulcan projects earnout payments of approximately $145 million,


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with a net present value of approximately $110 million, although there can be no assurance as to the ultimate amount that will be received. Occidental will also assume the ordinary business contracts of Vulcan Chemicals, as well as environmental remediation obligations associated with Vulcan Chemicals' three plant sites.

                The initial earnings impact on Vulcan will be a non-cash charge of approximately $0.70 per diluted share, reflecting the difference between the book value of the assets being sold and the upfront cash proceeds, net of transaction costs. Subsequently, proceeds from the earnouts will be recognized as income when received.

                Closing of the transaction is subject to customary regulatory and other closing conditions.

                Vulcan will host a conference call to discuss matters contained in this press release today October 12 at 12:30 p.m. CDT. Investors and other interested parties may access the teleconference live by calling (800) 510-9834 approximately 10 minutes before the scheduled start. The access code is 14095183. For international calls, dial (617) 614-3669. The conference call can also be accessed via the Internet at vulcanmaterials.com.

                The conference will be recorded and available for replay approximately two hours after the call through October 19, 2004. In the U.S. and Canada dial (888) 286-8010, and for international calls, dial (617) 801-6888. The access code to hear the recording is 10346219.

                Vulcan Materials Company, a member of the S&P 500 index, is the nation's foremost producer of construction aggregates and a major producer of other construction materials. For additional information about Vulcan, see vulcanmaterials.com.

                Certain matters discussed in this release contain forward-looking statements that are subject to risks, assumptions and uncertainties that could cause actual results to differ materially from those projected. These risks, assumptions and uncertainties include, but are not limited to, those associated with general business conditions including the timing and amount of federal, state and local funding for infrastructure; the highly competitive nature of the industries in which the Company operates; pricing; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; increasing pension and healthcare costs; and other risks, assumptions and uncertainties detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year.